 Exhibit 77Q1 (a)

WRITTEN INSTRUMENT AMENDING THE
AMENDED AND RESTATED
DECLARATION OF TRUST
OF PACIFIC FUNDS

     RESOLVED, that the undersigned, being a majority of the trustees of Pacific Funds, a Delaware statutory trust (the "Trust"), acting pursuant to Article III, Section 7 of the Amended and Restated Declaration of Trust, dated June 12, 2001 as amended to date (the "Declaration of Trust"), and having heretofore divided the shares of beneficial interest of the Trust into fifteen separate Series (each a "Series"), hereby amend the Declaration of Trust by deleting the PF Putnam Research Fund from the Trust effective January 1, 2004, and by designating and establishing six additional Series, effective December 31, 2003, to be known as the "PF Portfolio Optimization Model A Fund, PF Portfolio Optimization Model B Fund, PF Portfolio Optimization Model C Fund, PF Portfolio Optimization Model D Fund, PF Portfolio Optimization Model E Fund, and the PF Goldman Sachs Short Duration Bond Fund", such new Series are to have the relative rights and preferences set forth in the Declaration of Trust and in the Registration Statement of the Trust as may be in effect from time to time.

     IN WITNESS WHEREOF, the undersigned have caused these presents to be executed as of the 13th day of December 2003.

/s/ THOMAS C. SUTTON	/s/ GLENN S. SCHAFER

Thomas C. Sutton	Glenn S. Schafer
Trustee	Trustee

/s/ LUCIE H. MOORE	/s/ RICHARD L. NELSON

Lucie H. Moore	Richard L. Nelson
Trustee	Trustee

/s/ ALAN RICHARDS	/s/ LYMAN W. PORTER

Alan Richards	Lyman W. Porter
Trustee	Trustee